Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into by and between PMC-Sierra, Inc. (the “Company”) and Gregory S. Lang (hereinafter “Executive”) to be effective as of December 16,  2014 (the “Effective Date”).

WHEREAS, Executive has been serving as the Company’s President and Chief Executive Officer since April 28, 2008 (the “Start Date”).  Company and Executive desire to continue the employment arrangement on substantially the same terms;

WHEREAS, the Company and Executive entered into an Executive Employment Agreement (the “Original Agreement”) effective as of April 28, 2014 (the “Original Agreement Effective Date”), which governs a constructive or actual termination connected with a change of control of the Company; and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement with revisions to Executive’s potential annual bonus payment in connection with certain terminations either before or after a Change of Control, as further set forth herein;

NOW THEREFORE, for good and sufficient consideration, it is hereby agreed as follows:

1. Employment Period and Term of Agreement.  Company agrees to employ Executive, and Executive hereby agrees to be employed by Company, subject to the terms and conditions of this Agreement.  The term of this Agreement shall be three years, commencing on the Original Agreement Effective Date and continuing until April 27, 2017, unless earlier terminated as provided herein (the “Employment Period”).  Not later than 90 days before the expiration of the Employment Period, Company and Executive shall meet and confer regarding any extension of the Employment Period or additional term of agreement.

2. Position and Duties.

(a)Executive will serve as President and Chief Executive Officer (“CEO”) of the Company  based at the Company’s headquarters in Sunnyvale, CA and will report directly to the Company’s Board of Directors (the “Board”).

3. Compensation.

(a)Base Salary.  During the Employment Period, Executive shall receive an annual gross base salary paid bi-weekly in accordance with the Company’s normal payroll procedures (“Base Salary”).  Executive’s Base Salary at the Effective Date is $660,000.  The amount of Base Salary shall be reviewed annually and increased by such amount, if any, as may be determined by the Board or its Compensation Committee, as appropriate.

CEO Amended and Restated Executive Employment Agreement – December 2014

(b)Bonus.  Cash incentive bonuses are currently administered through the Company’s Short Term Incentive Program (“STIP”) which is designed to reward performance against short-term corporate performance with a cash bonus.  The elements of STIP applicable to Executive are further described in the Company’s proxy statement. The Board and its Compensation Committee reserve the right to change Executive’s STIP during the Employment Period as deemed appropriate. Earned STIP payments for the first half of the year will be paid within two and one-half months of the end of the first six (6)-month STIP period.  STIP payments earned in the second half of the year will be paid within two and one-half months of the end of the STIP period but no later than March 15 of the year following the year of performance.

4. Equity.

(a)Equity grants.  The Company considers granting equity awards as part of its annual performance review process, which currently occurs in the first calendar quarter.  Any future equity awards to Executive are purely discretionary and are subject to approval by the Compensation Committee.  No representation is made with regard to the existence or price or other terms of any future equity awards.

(b)Stock Ownership Requirement.  As part of its corporate governance initiatives, the Company has instituted stock ownership requirements for its executive officers and directors.  Based on the current guidelines, Executive must hold an amount of the Company’s common stock equal to 100% of his Base Salary.   In addition, shares obtained through option exercises, vesting of restricted stock units and by participation in the Company’s Employee Stock Purchase Plan may be used to meet the above described ownership requirement. Currently, 50% of unvested restricted stock units also may be used to meet such ownership requirement. The Board reserves the right to change the stock ownership requirement in the future as it deems appropriate.

5. Benefits. During the Employment Period, Executive shall be eligible to participate in:

(a)Health and Welfare:  medical, dental, life and disability insurance, and 401(k) plans in accordance with their terms and conditions.  Executive shall be required to pay the employee’s contribution for the specific benefits he selects for himself and any other eligible dependents and for any excess or supplemental life or disability coverage for himself or his family.  The administration of benefits is within the Company’s sole discretion and benefits may be subject to change from time to time as deemed necessary by the Company.

(b)Vacation and Sick Leave:  Five weeks of paid vacation per year, which will be accrued in accordance with the Company’s policies, including without limitation, caps on accrual.  Executive will also receive sick leave and paid holidays in accordance with the Company’s standard policies which the Company may alter at any time in the future.

(c)Tax and Immigration Services:  Executive shall be required to travel frequently to the Company’s primary sites, including among others, Burnaby, British Columbia.  There may be tax and immigration consequences arising from this requirement.  The Company shall provide Executive with tax consultation services which will include tax filing preparation if

CEO Amended and Restated Executive Employment Agreement – December 2014

Executive is required to file taxes in jurisdictions other than those in which Executive currently files.  Executive is required to pay all employment related income taxes regardless of the jurisdiction in which taxes are owed.  The Company will also provide support obtaining any necessary visas.  If, by virtue of travel on account of his employment with the Company, Executive becomes subject to taxation by any jurisdiction(s) outside the United States (any such jurisdiction, a “Non-U.S. Jurisdiction”), such that the taxes that he is required to pay for any year are in excess of the taxes that he would have been required to pay had he not been subject to such non-U.S. taxation, then the Company shall provide Executive with a payment (the “Equalization Payment”) such that after payment of all taxes (including any taxes imposed on the Equalization Payment), he is in the same after-tax position as if he had not been subject to such non-U.S. taxation.  The Equalization Payment shall be paid as soon as reasonably practicable following the submission by Executive of all information reasonably requested by the Company in order for it to calculate the amount of the Equalization Payment, and in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes.

(d)Expenses:  Executive shall be entitled to reimbursement for all reasonable expenses incurred by Executive associated with the conduct of Company’s business in accordance with Company’s policies.  Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, including timely submission of written requests for reimbursement, accompanied by supporting receipts.  If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense within thirty business days thereafter and in no event later than March 15 of the year following the year in which the expense was incurred.  The amount of any expenses reimbursed (including any relocation expenses) or in-kind-benefits in one year shall not affect the amount eligible for reimbursement or in-kind benefits in any subsequent year and Executive’s right to reimbursement of any such expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(e)Employee Stock Purchase Plan (ESPP):    Executive may participate in the Company’s ESPP according to its terms and conditions.  The Company reserves the right to alter or terminate ESPP benefits at any time in the future.

6.Indemnification.  Effective as of the Start Date, the Company shall indemnify Executive in accordance with the terms and conditions of the Indemnification Agreement, attached as Exhibit A to this Agreement and incorporated herein.  Executive will also be a named insured on D&O liability insurance policies.

7.Termination of Employment.  The Company may terminate Executive’s employment during the Employment Period with or without Cause (as defined in Section 11(b) below).  Executive may choose to terminate his employment with the Company because of a Constructive Termination (as defined in Section 11(e) below)  or because the Company has materially breached this Agreement and the Company has failed to cure the breach after receipt of written notice describing the breach and the intention to resign within 30 days if not cured (“Good Reason”).  Unless Executive resigns for Good Reason or by reason of a Constructive Termination, Executive shall not be entitled to any separation benefits other than Base Salary through the termination date, accrued and unpaid vacation, any reimbursements of previously submitted expenses and return of contribution to ESPP, if participating.

CEO Amended and Restated Executive Employment Agreement – December 2014

8.Separation Benefits.  If the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason or by reason of a Constructive Termination (defined in Section 11(e) below), and provided there has not been a Change of Control  and a Change of Control is not reasonably expected within the next 60 days, and provided further that Executive signs the General Release provided in Exhibit B (the “Release”), as updated if necessary to comply with applicable laws and regulations, within 21 days (or such longer period as required by law), following such termination and such Release becomes effective after the application of any revocation period, Executive shall be entitled to the following separation benefits:

(a)a cash payment to be paid in accordance with Section 10 of this Agreement equal to the aggregate of:

(i)one year of Executive’s then current Base Salary;

(ii)a cash payment equal to the sum of (i) the most recent mid-year bonus amount and (ii) the most recent year-end bonus amount, in either case as defined under and paid to Executive pursuant to the STIP (or any successor cash incentive program);

 (iii)the cost of medical insurance and dental insurance coverage at the same coverage level as in effect as of Executive’s termination date for a period of twelve (12) months following Executive’s termination date, based on the monthly COBRA costs of such coverage under the Company’s medical and dental plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) on Executive’s termination date (the “Healthcare Cost”), provided that, in the event payment for such costs, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, the Company and Executive shall, in good faith, negotiate for a substitute provision;

(b)acceleration in vesting by 18 months of all equity awards (options and restricted stock units other than performance-based equity awards) that are outstanding and unvested as of Executive's Separation from Service and twelve (12) months from Executive’s Separation from Service to exercise all options that are vested as of the Separation from Service (after giving effect to the 18 months’ acceleration), or the remaining term of the option, whichever is shorter.  After giving effect to the foregoing acceleration in vesting, all equity grants that are unvested as of the date of Separation from Service shall be immediately cancelled; and

(c)any performance-based equity awards held by Executive at the time of Executive’s Separation from Service shall be treated in the manner set forth in the applicable award agreement governing such award.

9.Change of Control Benefits.

(a)Separation from Service in connection with a Change of Control.  If the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason or by reason of a  Constructive Termination, and a Change in Control (or the signing of a binding agreement which could result in a Change in Control) is reasonably expected within the next 60 days or has occurred in the past two years, then, provided that Executive

CEO Amended and Restated Executive Employment Agreement – December 2014

executes a General Release provided in Exhibit B within 21 days (or such longer period as required by law) following such termination and such Release becomes effective after the application of any revocation period, Executive shall be entitled to the following separation benefits:

(i)a cash payment equal to two times Executive’s then-current Base Salary;

(ii)a cash payment equal to 100% of the amount of Executive’s Annual Bonus (defined in Section 11(a) below);

(iii)full acceleration in vesting of all equity awards (options and restricted stock units) that are outstanding and unvested as of the Separation from Service;

(iv)twelve (12) months from Executive’s Separation from Service to exercise all vested options or the remaining term of the option, whichever is shorter; and

(v)the cost of medical insurance and dental insurance coverage at the same coverage level as in effect as of Executive’s termination date for a period of twelve (12) months following Executive’s termination date, based on the Healthcare Cost, provided that, in the event payment for such costs, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, the Company and Executive shall, in good faith, negotiate for a substitute provision.

10.Payment of Benefits under Sections 8 and 9.

(a)Subject to the deferral provisions of subsection (b) below, payment of benefits under Sections 8 or 9 above shall be made by lump sum within 90 days following Executive’s Separation from Service; provided, however, if such 90-day period spans two taxable years, then payment shall be made in the portion of that 90-day period that occurs during the second taxable year.

(b)Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under Sections 8 and 9 of this Agreement shall be made or paid to Executive prior to the earlier of (i) the expiration of the 6 month period measured from the date of his Separation from Service or (ii) the date of Executive’s death, if Executive is deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Section 416(i) of the Code, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 10 shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal  payment dates specified for them herein.

(c)Golden Parachute Excise Tax.  If the payments and benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then those payments and benefits shall be subject to reduction to the extent necessary

CEO Amended and Restated Executive Employment Agreement – December 2014

to assure  that the payments and benefits provided Executive under this Agreement will be limited to the greater of (i)  the amount of payments and benefits which can be provided without triggering a parachute payment under Code Section 280G or (ii)  the maximum dollar amount of payments and benefits which can be provided under this Agreement so as to provide Executive with the greatest after-tax amount of such payments and benefits after taking into account any excise tax the Executive may incur under Code Section 4999 with respect to those payments and benefits and any other benefits or payments to which the Executive may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of  his employment.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing in good faith by an independent registered public accounting firm selected by the Company from among the largest four accounting firms in the United States (the “Accountants”).  For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

(d)  The benefit limits of this Section 10 shall be calculated as of the date on which the event triggering the parachute payment is effected, and such calculation shall be completed within thirty (30) days after such effective date.

11.Definitions Associated with Separation from Service.

(a)“Annual Bonus” means Executive's target short-term incentive cash compensation under the annual bonus program then in effect for the current fiscal year in which a Separation of Service occurs or (B) Executive's target short-term incentive cash compensation under the annual bonus program at the time the Change of Control occurred, whichever is greater, factoring any performance targets at 100% achievement and deducting any short-term incentive payment already made for such fiscal year.

(b)“Cause” means (i) gross dereliction of duties which continues after at least two notices, each 30 days apart, from a director designated by a majority of the board of directors, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause, (ii) willful and gross misconduct which injures the Company, (iii) willful and material violation of laws applicable to the Company which is injurious to the Company and which is committed without good faith belief by Executive in the lawfulness of his conduct, (iv) embezzlement or theft of Company property or (v) commission of a felony.

(c)“Change of Control” means the occurrence of any of the following events:

(i)Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d 3), directly or indirectly, of Company

CEO Amended and Restated Executive Employment Agreement – December 2014

securities representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(ii)The closing of (A) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (B) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.

(iii)The issuance of securities which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors.

(iv)A change in the board of directors such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

(d)“Competitor” means a business anywhere in the world which derives ten percent (10%) or more of its revenues from developing, manufacturing, marketing or selling any products which directly compete with the products manufactured, marketed or sold by the Company or its subsidiaries as of the date Executive's employment agreement terminates.

(e)“Constructive Termination” means Executive’s resignation, effective within four  months following the occurrence of any of the following events without Executive’s approval:  (i) a material reduction in Executive’s base compensation or target bonus, (ii) a material reduction in Executive’s authority, duties or responsibilities, (iii) a material relocation of Executive’s principal  place of employment by a relocation of more than 100 miles from the Company’s Corporate Headquarters in Sunnyvale, CA or (iv) a material breach of this Agreement by the Company.  In order to claim Constructive Termination, Executive must provide written notice to the Company of the existence of a condition described in clause (i), (ii) (iii) or (iv) within ninety (90) days of the initial existence of the condition, and provide at least thirty (30) days from the Company’s receipt of such notice for  the Company to remedy such condition.

(f)“Separation from Service” means shall mean the cessation of Executive’s status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform as an employee (or as a consultant or other independent contractor)  permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

12.Proprietary Information Agreement.  Executive remains bound by the terms of the PMC Sierra Confidential Information, Inventions Assignment and Arbitration Agreement (the

CEO Amended and Restated Executive Employment Agreement – December 2014

“Confidentiality and Arbitration Agreement”) executed as a pre-condition to employment at the Company a copy of which is attached hereto as Exhibit C and incorporated herein by reference.

13.Non-Compete.  In consideration of receipt of separation benefits received under Sections 8  or 9  above, and conditioned upon the payment thereof, Executive agrees that until the one year anniversary of the date Executive's employment terminates, Executive will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor or in any other capacity directly engage in work for, provide services or assistance to, or own a more than 25% voting interest in any Competitor of the Company, provided that, after consultation with Executive, the Company shall have determined that the proposed engagement conflicts with the interests of the Company.

14.Miscellaneous.

(a)Assignment.  This Agreement shall bind and benefit (a) Executive’s heirs, executors and legal representatives upon Executive’s death to the extent the benefit is due and payable at the time of Executive’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  Executive has no other right to assign this Agreement and any such attempted assignment is void.

(b)Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to Company at its principal office, attention: General Counsel, or to Executive at his last principal residence known to the Company, or at such other addresses as the parties may designate by written notice.

(c)Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulations.

(d)Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(e)    Entire Agreement.  With the exception of the Indemnification Agreement (Exhibit A), the General Release of Claims (Exhibit B) executed as a condition to receiving certain separation benefits hereunder, the Confidential Information, Invention Assignment and Arbitration Agreement (Exhibit C) and all equity grant agreements, this Agreement constitutes the entire Agreement between Executive and the Company with respect to any matters referred to herein.  This Agreement supersedes any and all of the other agreements between Executive and the Company except as referenced herein.  No other consideration, agreements, representations, oral statements,

CEO Amended and Restated Executive Employment Agreement – December 2014

understandings or course of conduct which are not expressly set forth in this Agreement should be implied or are binding.  Executive shall not be entitled to any other compensation or benefits from the Company for any termination or Separation from Service except as provided herein and to the extent provided under any written Company benefit plan, stock option agreement, or as may be required under applicable law.

(f) No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Executive and a member of the Board.

(g) Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

(h)Arbitration and Equitable Relief.  Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination or Separation from Service with the Company, including any breach of this Agreement, shall be subject to binding arbitration and Equitable Relief as further provided in Section 9 of the Confidential Information, Invention Assignment  and Arbitration Agreement (Exhibit C).

(i)Code Section 409A.  It is the intention of the parties that the provisions of this Agreement comply with the requirements of Code Section 409A and the Treasury Regulations thereunder.  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

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CEO Amended and Restated Executive Employment Agreement – December 2014

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization form its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf.

PMC-SIERRA, INC.	EXECUTIVE

/s/ Jonathan J. Judge	/s/ Gregory S. Lang
Jonathan J. Judge	Gregory S. Lang
Compensation Committee Chairperson

CEO Amended and Restated Executive Employment Agreement – December 2014

EXHIBIT A
to the Executive Employment Agreement of Gregory Lang

PMC-SIERRA, INC.
INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into by and between PMC-Sierra, a Delaware corporation (the “Company”), and Gregory Lang (“Indemnitee”) effective as of Indemnitee’s Start Date as identified in the Executive Employment Agreement.

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;

WHEREAS, the Certificate of Incorporation and Bylaws of the Company require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Delaware law, and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in part in reliance on the Company’s Certificate of Incorporation and Bylaws; and

WHEREAS, in recognition of Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the aforesaid Certificate of Incorporation and Bylaws, (ii) specific contractual assurance that the protection promised by the Certificate of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation and Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), and (iii) an inducement to provide effective services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Delaware, California or United States law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:

1.Certain Definitions:

(a)Board: the Board of Directors of the Company.

(b)Affiliate: any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

(c)Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and other than any person holding shares of the Company on the date that the Company first registers under the Act or any transferee of such individual if such transferee is a spouse or lineal descendant of the transferee or a trust for the benefit of the individual, his spouse or lineal descendants), is or becomes the “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(d)Expenses: any expense, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(e)Indemnifiable Event: any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company, as described above.

(f)Independent Counsel: the person or body appointed in connection with Section 3.

(g)Proceeding: any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of the Company), or any inquiry, hearing, or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other.

(h)Reviewing Party: the person or body appointed in accordance with Section 3.

(i)Voting Securities: any securities of the Company that vote generally in the election of directors.

2.Agreement to Indemnify.

(a)General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto). The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Certificate of Incorporation, its Bylaws, vote of its shareholders or disinterested directors, or applicable law.

(b)Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding; (ii) the Proceeding is one to enforce indemnification rights under Section 5; or (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) and Independent Counsel has approved its initiation.

(c)Expense Advances.  If so requested by Indemnitee, the Company shall advance (within ten business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”).  The Indemnitee shall qualify for such Expense Advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay such Expense Advances if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company.

Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

(d)Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(e)Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(f)Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local laws.

3.Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; after a Change in Control, the Independent Counsel referred to below shall become the Reviewing Party. With respect to all matters arising after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss, and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4.Indemnification Process and Appeal.

(a)Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification, unless the Reviewing Party has given a written opinion to the Company that Indemnitee is not entitled to indemnification under applicable law.

(b)Suit to Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty days after making a demand in accordance with Section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in the State of California or the State of Delaware having subject matter jurisdiction thereof seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee at law or in equity.

(c)Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5.Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for

(i)indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s

Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or

(ii)recovery under directors’ and officers’ liability insurance policies maintained by the Company, but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. In addition, the Company shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee, subject to and in accordance with Section 2(c).

6.Notification and Defense of Proceeding.

(a)Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b)Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the employment of counsel by Indemnitee has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii), (iii) and (iv) above.

(c)Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7.Establishment of Trust. In the event of a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) the Company shall, upon written request by Indemnitee, create a Trust for the benefit of the Indemnitee and from time to time upon written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any Proceeding relating to an Indemnifiable Event. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel. The terms of the Trust shall provide that (i) the Trust shall not be revoked or the principal thereof invaded without the written consent of the Indemnitee, (ii) the Trustee shall advance, within ten business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the same circumstances for which the Indemnitee would be required to reimburse the Company under Section 2(c) of this Agreement), (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by the Independent Counsel or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be chosen by the Indemnitee. Nothing in this Section 7 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the Trust shall be reported as income by the Company for federal, state, local, and foreign tax purposes. The Company shall pay all costs of establishing and maintaining the Trust and shall indemnify the Trustee against any and all expenses (including attorneys’ fees), claims, liabilities, loss, and damages arising out of or relating to this Agreement or the establishment and maintenance of the Trust.

8.Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Certificate of Incorporation, Bylaws, applicable law, or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

9.Liability Insurance. To the extent the Company maintains an insurance policy or policies providing general and/or directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

10.Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors, or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances. Any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by the timely filing and notice of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

11.Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

12.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder.

14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though he may have ceased to serve in such capacity at the time of any Proceeding.

15.Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

16.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws.

17.Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

PMC-Sierra, Inc.
3975 Freedom Circle, Suite 100
Santa Clara, CA  95054
Attention: General Counsel

and to Indemnitee at: home address on file with Human Resources.

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

18.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

PMC-SIERRA, INC.,
a Delaware corporation

By:	/s/ Jonathan J. Judge
Jonathan J. Judge, Director and
Chair of the Compensation Committee

INDEMNITEE

/s/ Gregory Lang
Gregory Lang

EXHIBIT B
to the Executive Employment Agreement of Gregory Lang

PMC-SIERRA, INC.
GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS must be accepted by Gregory Lang (“Executive”) as a precondition to receipt of certain separation benefits described in Sections 8 and 9 of the Executive Employment Agreement by and between Executive and PMC-Sierra, Inc., (the “Company”).

WHEREFORE, on behalf of myself, my heirs, executors, administrators and assigns, I (“Executive”) hereby make the following agreements and acknowledgements in exchange for benefits to be received by me under my Executive Employment Agreement (the “Agreement”)

NOW THEREFORE IT IS AGREED:

1.Executive agrees that he fully and forever releases and discharges the Company and all of its parents, divisions, subsidiaries, affiliates, related entities, and their predecessors, successors, and past and present officers, directors, shareholders, employees, agents, partners, attorneys, benefit plans, insurers, and representatives, (hereinafter “Releasees”) from any and all claims of whatever nature, except as noted below, whether known or unknown, which exist or may exist on Executive’s behalf against Releasees as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, equitable claims, breach of fiduciary duty claims, ERISA claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, harassment, or retaliation.  Notwithstanding any provisions and covenants in this paragraph, Executive is not waiving any claim he may have against Releasees to:  (a) to be paid in full all wages, salary and compensation earned as the date of termination and to be reimbursed for all expenses incurred in the course of employment; (b) receive the Separation Benefits or Change of Control Benefits described in the Agreement; (b) unemployment; (c) state disability and/or workers’ compensation insurance benefits; (d) my vested rights upon termination in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA and the terms of the Company’s benefit plans; and (e) any right to indemnification I may have under the Company’s Bylaws, Delaware, California, or Federal law or under the Indemnification Agreement between the Company and me.

2.Executive agrees that he fully and forever waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of the State of California or any other similar state statute, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

3.Executive understands and agrees that this means that if, hereafter, he discovers facts different from or in addition to those which he now knows or believes to be true, that the waivers and releases of this General Release shall be and remain effective in all respects subject to the exceptions in Section 1, notwithstanding such different or additional facts or the discovery of such fact.

4.The parties agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either Executive  or by the Company.

5.The parties agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

6.Executive understands that he has twenty-one (21) days after receipt of this General Release within which he may review and consider it, and should discuss it with an attorney of my own choosing, and decide whether or not to sign this General Release.  He also understands that, for the period of seven (7) days after he signs this General Release, he may revoke it by delivering a written notification of my revocation, no later than the seventh day, to:

General Counsel
1380 Bordeaux Drive

Sunnyvale CA 94089

Fax: 408-239-8118

Executive further understands that the Effective Date of this General Release will be the eighth day after he has signed it, provided that he has delivered it to the Company and has not revoked it during the seven days after he signed it. He understands that he will not receive the separation payment and other separation benefits if he revokes this General Release.

7.This General Release, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of Delaware. Any disputes regarding the enforcement or interpretation of this General Release shall be governed by binding arbitration, under the terms of the Arbitration and Equitable Relief agreement previously signed by the Company and Executive.

This General Release contains the entire agreement between the Company and Executive with respect to any matters referred to herein.

EXECUTIVE HAS READ THIS GENERAL RELEASE AND IS AUTHORIZED TO SIGN IT.  NO RIGHTS HEREIN ARE ASSIGNED TO ANY OTHER PERSON.  EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING BEFORE SIGNING IT AND SIGNS IT VOLUNTARILY:

Signed: _________________, 20___	Executive’s Signature:

EXHIBIT C
to the Executive Employment Agreement of Gregory Lang

PMC-SIERRA, INC.
CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT
AND ARBITRATION AGREEMENT

As a condition of my employment with PMC-Sierra, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.Confidential Information.

A.Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B.Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.Inventions.

A.Inventions Retained and Licensed.  I have attached hereto, as Schedule A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 2.F below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C.Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D.Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E.Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Schedule B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Schedule A.

3.Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.  I am currently on the Board of Directors of Intersil and the Company agrees that I may continue to serve as a member of Intersil’s Board of Directors.  Upon the agreement of the Board of Directors of Company and provided it does not conflict with my obligations to the Company, I may from time to time serve on the Board of Directors of other corporations (whether with or without compensation). Nothing in this paragraph will prohibit me from serving as a volunteer on a non-profit or community board, providing volunteer services, or participating as a volunteer in community or educational activities.

4.Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2.D. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5.Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

6.Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

7.Code of Business Conduct and Ethics.  I agree to diligently adhere to the Code of Business Conduct and Ethics as adopted by the Board of Directors of the Company.  This agreement includes compliance with all applicable laws, rules and regulations, avoiding conflicts of interest, not engaging in insider trading; not taking personal advantage of corporate opportunities; competing and dealing fairly; not discriminating or harassing; maintaining confidentiality of all confidential information entrusted to me; protecting and properly using company assets; not making inappropriate payments to government personnel; and reporting any illegal or unethical behavior of which I become aware.  The complete Code of Business Conduct and Ethics providing additional clarification of the above has been made available to me.

8.Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

9.Arbitration and Equitable Relief.

A.Arbitration.  IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW. DISPUTES WHICH I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE

CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B.Procedure.  I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT I SHALL PAY THE FIRST $200.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION I INITIATE. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA’S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

C.Remedy.  EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

D.Administrative Relief.  I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

E.Voluntary Nature of Agreement.  I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS

OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

10.General Provisions.

A.Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D.Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Dated this __31__ day of ___March______, 2008

EXECUTIVE:
/s/ Gregory Lang
Gregory Lang

Witness:

/s/ Alinka Flaminia

Signature

Alinka Flaminia

Name (typed or printed)

Schedule A
to Confidential Information, Invention Assignment and Arbitration Agreement

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

X_ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee: /s/ Gregory S. Lang

Print Name of Employee: Gregory S. Lang

Date: 3/31/08

Schedule B
to Confidential Information, Invention Assignment and Arbitration Agreement

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Schedule C
to Confidential Information, Invention Assignment and Arbitration Agreement

PMC-SIERRA, INC.
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to PMC-Sierra, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information, Invention Assignment and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name